Exhibit 99.1

NOVACEA HALTS ASCENT-2 TRIAL IN ADVANCED PROSTATE CANCER

Conference Call Scheduled for 8:30 am ET Today

SOUTH SAN FRANCISCO, CA—(Marketwire - November 05, 2007) - Novacea, Inc. (NASDAQ: NOVC) announced today that the company has ended its Phase 3 ASCENT-2 clinical trial of Asentar™ (DN-101), the company’s lead investigational cancer therapy for the treatment of patients with androgen-independent prostate cancer, or AIPC, due to an imbalance of deaths between the two treatment arms, as observed by the Data Safety Monitoring Board (DSMB) for the clinical study.

The company and its partner, Schering-Plough, plan to fully analyze the clinical data to attempt to understand the cause of the higher death rate in the Asentar plus Taxotere® (docetaxel) treatment group. The study was comparing the benefits of weekly Asentar plus Taxotere to the current standard of care in the treatment of AIPC. To date, more than 900 of the planned total of 1,200 patients were enrolled in this study at multiple centers in various countries, including the United States, Canada, Germany, and Central Europe.

“The safety of the patients in our trials is our top concern. As such, Novacea and Schering-Plough have decided to end the ASCENT-2 trial, however, the product development alliance will continue,” said John P. Walker, chief executive officer of Novacea. “The findings in ASCENT-2 are extremely surprising and disappointing to us, given the promising clinical activity that we observed in our Phase 2 ASCENT trial. Importantly, preliminary analysis has not identified any unexpected safety findings with Asentar. Over the next few months, we plan to further analyze the data, and discuss the findings with ASCENT-2 principal investigators and with prostate cancer experts to attempt to determine the possible causes for this outcome. We have informed all relevant constituents, most importantly the clinical trial sites treating patients and the regulatory authorities, and have suspended enrollment in other ongoing or planned trials in other indications until we have had a chance to assess the data more completely,” said Mr. Walker. “Novacea remains committed to helping cancer patients, as we continue to advance our other clinical programs with AQ4N, our hypoxia-activated prodrug product candidate.”

About Asentar

Asentar is an investigational new drug that is an oral, intermittent, high-dose of calcitriol, the most potent natural ligand or activator of the calcitriol receptor (also known as the vitamin D receptor). The Phase 3 ASCENT-2 study design was based on published results from a double-blinded, placebo-controlled, randomized, multi-site Phase 2 trial of Asentar plus Taxotere as compared to placebo plus Taxotere in AIPC.

Conference Call Information

Members of Novacea’s management team will discuss the DSMB decision via a conference call today at 8:30 am Eastern Time. To participate in this conference call, please call 800-573-4842 (United States and Canada) or 617-224-4327 (International); passcode 10312122. The replay will also be available until Nov. 12, 2007 at 888-286-8010 (United States and Canada) or 617-801-6888 (International); passcode 47868709.

About Novacea

Novacea, Inc. is a biopharmaceutical company focused on in-licensing, developing and commercializing novel cancer therapies. Novacea has two product candidates in clinical trials, including Asentar™, which has been in a Phase 3 clinical trial for androgen-independent prostate cancer, or AIPC, and in a Phase 2 trial for advanced pancreatic cancer. Asentar is part of a development and commercialization agreement with Schering-Plough Corporation. Novacea’s second product candidate, AQ4N, is a hypoxia-activated prodrug that is currently in a Phase 1b/2a clinical trial in glioblastoma multiforme and a Phase 2 trial for refractory acute lymphoblastic leukemia. More information on any of Novacea’s trials can be found at www.ClinicalTrials.gov.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to financial guidance, development, clinical studies, regulatory review and approval, and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date the statements are made and are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. You should not put undue reliance on any forward-looking statements. Important factors that could cause actual performance and results to differ materially from the forward-looking statements we make include: early stage of development; the focus, conduct, enrollment and timing of our clinical trials; regulatory review and approval of product candidates; success or failure of our present and future collaboration agreements; commercialization of products; developments relating to our licensing and collaboration agreements; market acceptance of products; funding requirements; intellectual property protection for our product candidates; competing products and other risks detailed from time to time under the heading “Risk Factors” in our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as may be updated from time to time by our future filings under the Securities Exchange Act. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual performance or results may vary materially from any future performance or results expressed or implied by these forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.

Novacea is a registered trademark of Novacea, Inc., and Asentar is a trademark of Novacea, Inc. All other trademarks are property of their respective owners.

Novacea Contact:

Paul Laland

Vice President, Corporate Communications

Tel: 650.228-1811 (office)

650.201.2688 (cell)

E-mail: laland@novacea.com